Exhibit 3

Dated 29 May 2009

by and between

INDONESIA COMMUNICATIONS LIMITED

as the Seller

and

INDONESIA COMMUNICATIONS PTE. LTD.

as the Purchaser

SHARES SALE AND PURCHASE AGREEMENT

Menara Prima 18th Floor

Jl. Lingkar Mega Kuningan Blok 6.2

Jakarta 12950, Indonesia

Tel : +62-21 5794 7880

Fax : +62-21 5794 7881

www.baharandpartners.com

SHARES SALE AND PURCHASE AGREEMENT

This SHARES SALE AND PURCHASE AGREEMENT (the “Agreement”) is made and entered into on 29 May 2009 by and between:

1.

INDONESIA COMMUNICATIONS LIMITED (Registration No. C27809), a company duly established and existing under the laws of the, Mauritius having its principal office at Deutsche International Trust Corporation (Mauritius) Limited, 4th Floor, Barkly Wharf East, Le Caudan Waterfront, Port Louis, Mauritius (the “Seller”); and

2.	INDONESIA COMMUNICATIONS PTE. LTD. (Registration No. 200504719N), a company duly established and existing under the laws of Singapore having its registered office at 8 Cross Street #11-00 PWC Building Singapore (048424) (the “Purchaser”).

The Seller and the Purchaser are collectively referred to as the “Parties” and each one of them as a “Party”.

WITNESSESTH

A.	WHEREAS, the Seller is the registered and legal owner of 2,171,250,000 Series B Shares (the “Shares”) of PT Indosat Tbk, a publicly listed limited liability company duly established and existing under the laws of the Republic of Indonesia, domiciled in Jakarta (the “Company”), which shares constitute 39.96% of all issued and outstanding Series B Shares of the Company.

B.	WHEREAS, the Seller has agreed to sell and transfer the Shares to the Purchaser, and the Purchaser has agreed to purchase and accept the transfer of the Shares from the Seller pursuant to the terms and conditions set forth herein.

NOW THEREFORE, in consideration of the mutual covenants and premises, the Parties hereto agree to enter into this Agreement to document their agreements as stipulated in the above recital pursuant to the following terms and conditions.

Clause 1

SALE AND TRANSFER

1.1	The Seller hereby irrevocably sells, transfers and delivers the Shares (together with all voting, dividend and other rights and benefits attaching or accruing thereto) free and clear of any encumbrances, to the Purchaser and the Purchaser hereby irrevocably purchases and accepts the transfer of the Shares (together with all voting, dividend and other rights and benefits attaching or accruing thereto) free and clear of any encumbrances, from the Seller.

1.2	The Parties agree that the Purchaser shall subrogate and be entitled to all the Seller’s rights, title and interest in or attached to the Shares, and shall be entitled to all benefits gained or proceeds arising from the Shares and to exercise all rights of ownership with respect to the Shares as from the date of this Agreement (the “Effective Date”) although the actual completion of the crossing of shares in the Indonesia Stock Exchange (the “IDX”) shall take place on a date mutually agreed between the Parties (the “Completion Date”) which shall be not later than 7 (seven) business days after the Effective Date.

1.3	Subject to the terms and conditions of this Agreement, all losses and profits, burdens, risks and taxes related to the Shares arising as from the Completion Date shall be for the accounts of the Purchaser.

Clause 2

PURCHASE PRICE, PAYMENT AND CROSSING OF SHARES

2.1.	The aggregate consideration for the purchase of the Shares by the Purchaser shall be calculated based on the average of the highest and lowest market price per share quoted on IDX on the Effective Date of the transaction (the “Purchase Price”).

2.2.	On the Completion Date the Shares shall be transferred by the Seller to the Purchaser through the Negotiation Market in the IDX as follows:

(a)	the Seller shall instruct the Seller’s securities broker (the “Seller Broker”) to transfer on the Completion Date the Shares to the Purchaser’s securities broker (the “Purchaser Broker”) on account of the Purchaser in accordance with the mechanism as provided by PT Kustodian Sentral Efek Indonesia (“KSEI”); and

(b)	the Purchaser shall instruct the Purchaser Broker to accept the transfer from the Seller Broker on the Completion Date, of the Shares on account of the Purchaser in accordance with the mechanism as provided by KSEI.

2.3.	Following the transfer of the Shares from the Seller’s securities account maintained with the Seller Broker to the securities account registered under the name of the Purchaser maintained with the Purchaser Broker pursuant to Clause 2.2, and the confirmation by the Purchaser Broker of its receipt of the Shares in the Purchaser’s securities account, the Purchase Price shall be payable by the Purchaser to the Seller on the Completion Date.

2.4.	The Parties agree that (i) all costs and other charges, payable by the Seller to IDX in relation to the transfer of Shares, (ii) all brokerage charges incurred by the Seller in connection with the transfer of Shares and (iii) all taxes payable in connection with the transfer of Shares (collectively, the “Seller Costs”) shall be solely borne by the Seller. The Parties also agree that on or about the Completion

Date the Purchaser shall effect payment of the Seller Costs in Indonesian Rupiah on behalf of the Seller. The Seller Costs which are paid or payable by the Purchaser for and on behalf of the Seller pursuant to this Clause shall be repaid by the Seller by setting-off the equivalent amount of the Seller Costs against part of the Purchase Price (the Purchase Price after setting off the Seller Costs hereinafter is referred to as the “IDR Net Purchase Price”).

2.5.	Pursuant to Clauses 2.3. and 2.4., the Parties agree that on the Completion Date the Purchaser shall only pay to the Seller the US Dollar equivalent of the IDR Net Purchase Price, based on the daily USD/IDR (U.S. Dollars/Indonesian Rupiah) selling rates for transactions reported by Bank Indonesia at 4.00 p.m. Jakarta time on the Effective Date on its official website: http://www.bi.go.id/web/en/Moneter/Kurs+Bank+Indonesia/Kurs+Transaksi/ (such US Dollar equivalent amount is hereinafter referred to as the “Net Purchase Price”), and settlement of the Net Purchase Price shall be in such manner as agreed in writing between the Seller and the Purchaser.

Clause 3

CONDITIONS SUBSEQUENT

The Parties hereby agree that they will jointly procure the Company to obtain the Indonesian Investment Coordinating Board’s approval (the “BKPM Approval”) on the sale and purchase of the Shares pursuant to this Agreement as soon as practicable after the Completion Date.

Clause 4

CONFIDENTIALITY

Each of the Parties hereto agrees and undertakes to treat this transaction and the terms and conditions contained herein as confidential, and therefore neither Party may make any announcement pertaining to this transaction (including disclosing the terms and conditions of this Agreement), except (i) as required by the laws and regulations applicable to each relevant Party or otherwise required by any governmental authorities having jurisdiction over the relevant Party, (ii) with the prior written consent of the other Party, or (iii) for the purpose of further transfer of the Shares by the Purchaser to any third party.

Clause 5

REPRESENTATION AND WARRANTIES OF THE SELLER

With respect to the sale and transfer of the Shares as set forth in this Agreement, the Seller, hereby unconditionally and irrevocably represents and warrants to the Purchaser as follows:

1.	that the Seller is a company duly established and validly existing under the laws of Mauritius.

2.	that the Seller has the full legal right and corporate power and authority required under its bylaws or articles of association and the prevailing laws and regulations to enter into, execute and deliver this Agreement and to fully perform its obligations hereunder.

3.	that this Agreement has been duly and validly executed and delivered by the Seller and constitutes the legal, valid and legally binding obligations of the Seller.

4.	that other than the BKPM Approval, it is not required to obtain the consent of any other party for the execution, delivery, or performance of this Agreement; and the execution, delivery and performance of this Agreement will not constitute a breach of any agreement to which it is a party or by which it is bound; nor will it contravene any provision of its bylaws or articles of association, or violate, conflict with, or result in a breach of any law, order, judgment, decree, or regulation binding on it or to which any of its business, properties or assets are subject.

5.	that the Seller is the sole legal and beneficial owner of the Shares and the sole and only party entitled to and as such has full rights and power on the Shares, including but not limited to the right to sell and transfer the Shares to the Purchaser, and as such the Seller hereby guarantees that the Purchaser shall not be claimed or sued by any party with respect to the Shares and the execution of this Agreement.

6.	that the Shares to be transferred by the Seller to the Purchaser pursuant to this Agreement have been fully paid up and have not been assigned, sold, pledged or charged to any other party and no options or right of refusal have been granted over any of the Shares, and the Shares are free and clear from any encumbrances and are not being seized in any way.

7.	that the Company does not have any other obligations to the Seller, including without limitation to dividends payment obligation. The Seller hereby assigns all of its rights against the Company to the Purchaser.

8.	that the Company is a limited liability company duly established and validly existing under the laws of the Republic of Indonesia.

9.	that the Company has obtained all necessary permits to undertake its business and to the Seller’s knowledge, all permits have been registered in the name of the Company and remain applicable and valid.

10.	that the Seller has not taken any corporate action, taken any steps, nor has there been taken any legal proceedings by any third party filed against it that would result in its bankruptcy, winding up or dissolution.

Clause 6

REPRESENTATION AND WARRANTIES OF THE PURCHASER

With respect to the purchase of the Shares as set forth in this Agreement, the Purchaser, hereby unconditionally and irrevocably represents and warrants to the Seller as follows:

1.	that the Purchaser is a company duly established and validly existing under the laws of the Singapore.

2.	the Purchaser has the full legal right and corporate power and authority required to enter into, execute and deliver this Agreement and to fully perform its obligation hereunder.

3.	that other than the BKPM Approval, it is not required to obtain the consent of any other party for the execution, delivery, or performance of this Agreement; and the execution, delivery and performance of this Agreement will not constitute a breach of any agreement to which it is a party or by which it is bound; nor will it contravene any provision of its bylaws or articles of association, or violate, conflict with, or result in a breach of any law, order, judgment, decree, or regulation binding on it or to which any of its business, properties or assets are subject.

4.	that this Agreement has been duly and validly executed and delivered by the Purchaser and constitutes the legal, valid and legally binding obligations of the Purchaser.

Clause 7

AUTHORIZATION

The Seller hereby unconditionally and irrevocably empowers and authorizes the Purchaser:

----- E S P E C I A L L Y -----

for and on behalf of the Seller, to exercise all rights in respect of the Shares, including to attend any of the Company’s shareholders meeting and to cast its voting rights pursuant to the Shares in such meeting, to inform this sale, purchase and transfer of the Shares to all related parties (including to the Company), and as long as it is still considered necessary by the Purchaser, to re-execute this Agreement in a notarial deed, to cause the re-issuance of the share certificates and to receive the certificates associated with the Shares as soon as those certificates are issued by the Company, to change the name of the shareholders associated with the Shares into the name of the Purchaser, to cause the amendment to the articles of association of the Company in relation to the change of shareholders, to report such amendment to the Minister of Justice and Human Rights, to register such amendment in the Company Registry administered by the Ministry of Industry and Trade, to re-register the Shares in the shareholders register book of the Company in the Purchaser’s name and to undertake or carry out any and all acts and to execute any and all documents which are deemed necessary by the Purchaser (without any exception) for the purpose of fully assigning or transferring all of the Seller’s rights with respect to the Shares to the Purchaser.

For the purpose of this authorization, the Seller hereby agrees to execute a power of attorney in the form and substance as stipulated in Schedule I hereof.

Clause 8

FURTHER ASSURANCE

The Seller shall from time to time, on being required to do so by the Purchaser, now or at any time in the future, do or procure the doing of such acts and/or execute or procure the execution of such documents as the Purchaser may consider necessary for giving full effect to this Agreement in accordance with its terms and conditions or to comply with applicable law, and securing the Purchaser the full benefit of the rights, powers and remedies conferred upon the Purchaser under this Agreement.

Clause 9

INDEMNITY

The Seller shall indemnify the Purchaser against any claims, demands, actions, liabilities, damages, costs, loss or expenses which it incurs as a result of or arising out of or in relation to any breach of any representation and warranty of the Seller under this Agreement, or as a result of a violation of the Seller in complying with a provision under any applicable law or regulation, order or decision of the government or minister, decision or circulation from other authorized parties in Indonesia.

Clause 10

GOVERNING LAW & DISPUTE SETTLEMENT

10.1	This Agreement and the performance hereof shall be governed by and construed in accordance with the laws and regulations of the Republic of Indonesia.

10.2	Any and all disputes, controversies or conflicts arising from or in relation to this Agreement, including disputes on its validity, conclusion, binding effect, breach, amendment, expiration and termination (collectively, “Disputes”), shall, as far as possible, be settled amicably by the Parties. If such Disputes may not be settled amicably within 30 (thirty) calendar days from the date that any Party informs the other Parties that any such Dispute arises, then the Parties agree that such Disputes shall be finally settled through arbitration. The arbitration shall be conducted in Singapore and in accordance with the rules and procedures of the Singapore International Arbitration Centre (SIAC) and each Party unconditionally and irrevocably submits itself to the non-exclusive jurisdiction of such arbitration forum. Both Parties agree that any award handed down by the arbitrator shall be final and binding and conclusive of the Disputes arbitrated upon, and the Parties agree to procure all efforts to ensure that such award is enforced. Neither of the Parties shall be entitled to commence or maintain any action in a court of law or equity in any jurisdiction upon any matter in dispute arising from or relation to this Agreement except for the application for any interim relief or enforcement of an arbitral award granted pursuant to this clause.

Clause 11

MISCELLANEOUS

11.1.	Notices

Any notice or other communication to be given under this Agreement shall be given in writing and addressed to the Party’s address as first mentioned above.

Any notice or other communication given under this Agreement shall be deemed to have been received:

i.	in the case of a notice transmitted by facsimile with a confirmed receipt of transmission from the sender’s machine, on the day on which the same was transmitted;

ii.	in the case of a notice delivered by hand, on the day of actual delivery; or

iii.	in the case of a notice delivered by mail, on the second business day or, in the case of airmail, the fifth business day, following the day on which the same was dispatched by first class mail postage prepaid or, as the case may be, airmail postage prepaid, provided that, a notice given in accordance with the above but received on a day which is not a business day or received after normal business hours at the place of the recipient shall be deemed to have been received on the next business day.

11.2.	Severability or Partial Invalidity

If one or more of the provisions of this Agreement or arrangements referred to in this Agreement shall be declared invalid, illegal or unenforceable in any respect under any applicable law or decision, the validity, legality and enforceability of the remaining provisions and agreements contained or referred to in this Agreement shall not be affected or impaired in any way provided that, upon the occurrence of such event, the Parties shall use their best efforts to give a valid, legal or enforceable effect to the invalid, illegal or unenforceable provision(s) of this Agreement by entering into and executing new valid, legal or enforceable provision(s).

11.3.	Counterparts

This Agreement including any attachment herein may be signed or executed by one or more of the Parties to this Agreement in any number of separate counterparts, each of which, when so executed, shall be deemed as original, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Any Party may enter into this Agreement including any attachment herein by signing any such counterpart and each counterpart may be signed and executed by the Parties and transmitted by facsimile transmission and shall be as valid and effectual as if executed as an original.

11.4.	Amendment

This Agreement may not be amended or modified unless with the prior written consent of the Parties hereto.

11.5.	Entire Agreement

The Agreement shall constitute an entire agreement of the Parties hereto with respect to the subject matter hereof and shall supersede any prior expressions of intent or understanding with respect to foregoing subject matter.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their respective duly authorized signatories as of the day and year first written above.

For and on behalf of		For and on behalf of
Indonesia Communications Limited		Indonesia Communications Pte. Ltd.

/s/ Michael Hancock
Name :	Michael Hancock	Name :	Scott Weenink
Title :	Director	Title :	Director

Name :	Guy Norman	Name :	Guy Norman
Title :	Director	Title :	Director

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed by their respective duly authorized signatories as of the day and year first written above.

For and on behalf of Indonesia Communications Limited		For and on behalf of Indonesia Communications Pte. Ltd.

/s/ Scott Weenink
Name:	Michael Hancock	Name:	Scott Weenink
Title:	Director	Title:	Director

/s/ Guy Norman		/s/ Guy Norman
Name:	Guy Norman	Name:	Guy Norman
Title:	Director	Title:	Director

SCHEDULE I

POWER OF ATTORNEY

In accordance with the terms and conditions of a certain Shares Sale and Purchase Agreement dated 29 May 2009 (the “Agreement”), the undersigned:

INDONESIA COMMUNICATIONS LIMITED, a company duly established under the laws of Mauritius having its address at Deutsche International Trust Corporation (Mauritius) Limited, 4th Floor, Barkly Wharf East, Le Caudan Waterfront, Port Louis, Mauritius, as the Seller of 2,171,250,000 Series B Shares (the “Shares”) of PT Indosat Tbk., a publicly listed limited liability company duly established and existing under the laws of the Republic of Indonesia (the “Company”) (hereinafter referred to as the “AUTHORIZER”), hereby irrevocably and unconditionally authorizes:

INDONESIA COMMUNICATIONS PTE. LTD., a company established under the laws of the Singapore, having its registered office at 8 Cross Street #11-00 PWC Building Singapore (048424), as the Purchaser of the Shares (hereinafter referred to as the “ATTORNEY”)

----- E S P E C I A L L Y -----

To act for and on behalf of the AUTHORIZER:

To exercise all rights in respect of the Shares, including without limitation, to attend any of the Company’s shareholders meeting and to cast its voting rights pursuant to the Shares in such meeting, to inform the transfer of the Shares to all related parties (including to the Company), and as long as it is still considered necessary by the Attorney, to re-execute the Agreement in a notarial deed, to cause the re-issuance of the share certificates and to receive the certificates associated with the Shares as soon as those certificates are issued by the Company, to change the name of the shareholders associated with the Shares into the name of the Purchaser, to cause the amendment to the articles of association of the Company in relation to the change of shareholders, to report such amendment to the Minister of Justice and Human Rights, to register such amendment in the Company Registry administered by the Ministry of Industry and Trade, to re-register the Shares in the shareholders register book of the Company in the Purchaser’s name and to undertake or carry out any and all acts and to execute any and all documents which are deemed necessary by the Attorney (without any exception) for the purpose of fully assigning or transferring all of the Authorizer’s rights with respect to the Shares to the Attorney.

This Power of Attorney is given with the right of substitution, and shall not terminate due to whatsoever reasons including the reasons set forth in Articles 1813, 1814 and 1816 of the Indonesian Civil Code.

This Power of Attorney is executed by the parties on 29 May 2009.

AUTHORIZER For and on behalf of Indonesia Communications Limited		ATTORNEY For and on behalf of Indonesia Communications Pte. Ltd.

Name:	Michael Hancock	Name:	Scott Weenink
Title:	Director	Title:	Director

Name:	Guy Norman	Name:	Guy Norman
Title:	Director	Title:	Director